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                                                                       Exhibit 1

                             AMENDED AND RESTATED
                         ARTICLES OF INCORPORATION OF
                           THE INTERCEPT GROUP, INC.


                                  ARTICLE ONE
                                     NAME

           The name of the corporation is The InterCept Group, Inc.


                                  ARTICLE TWO
                                CAPITALIZATION

     The total number of shares of all classes which the Corporation has authority to issue is fifty-one million (51,000,000), of which fifty million (50,000,000) shares shall be designated as "Common Stock," and one million (1,000,000) shares shall be designated as "Preferred Stock." The designations and the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each class of stock are as follows:

     Preferred Stock

     The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of each series of Preferred Stock, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors, and articles of amendment shall be filed with the Georgia Secretary of State as required by law to be filed with respect to issuance of such Preferred Stock, prior to the issuance of any shares of such series.

     The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing articles of amendment which are effective without shareholder action to increase or decrease the number of shares included in each series of Preferred Stock, but not below the number of shares then issued, and to set or change in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series. Notwithstanding the foregoing, the Board of Directors shall not be authorized to change the right of holders of the Common Stock of the Corporation to vote one vote per share on all matters submitted for shareholder action. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:
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     (a)  the annual dividend rate, if any, on shares of such series, the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

     (b) whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

     (c) the obligation, if any, of the Corporation to redeem shares of such series pursuant to a sinking fund;

     (d) whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes, and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

     (e) whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

     (f) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and

     (g) any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

     The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall accumulate, if cumulative.

     Series A 8% Cumulative Preferred Stock
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     There is hereby designated, out of the authorized but unissued shares of
Preferred Stock of the Corporation, a series thereof to consist of 30,000 shares, and the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of the shares of such series (in addition to those set forth in the Corporations Articles of Incorporation which are applicable to the Preferred Stock of all series) shall be as follows:

     1.   Designation. The designation of this series of Preferred Stock shall
          -----------
be 8% Cumulative Preferred Stock, Series A (hereinafter called "Series A"). The stated value of Series A is $100 per share.

     2.   Dividends. Holders of shares of Series A shall be entitled to receive,
          ---------
when, as and if declared by the Board of Directors of the Corporation out of assets of the Corporation legally available therefor, cash dividends at the annual rate of 8% of the stated value per share, or $8.00 per share. Dividends on each share of Series A at such annual rate will be payable quarterly in arrears on April 1, July 1, October 1 and January 1 of each year, commencing October 1, 1996, or, if later, the first April 1, July 1, October 1, or January 1 occurring after the issuance of such

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share. Each such dividend will be payable to holders of record as they appear on the stock books of the Corporation on such record dates, not exceeding 45 days preceding the payment dates thereof, as shall be fixed by the Board of Directors of the Corporation. Dividends will be cumulative from the date of original issue, and dividends payable on shares of Series A on October 1, 1996 (or such later date, if applicable) will be based on the number of days that shall have elapsed since the date of original issue of such shares of Series A. Dividends payable on Series A for any period greater or less than a full dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on Series A for each full dividend period shall be computed by dividing the annual dividend rate by four. Holders of Series A shall not be entitled to any dividend, whether payable in cash, property or securities, in excess of full cumulative dividends on Series A. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments which may be in arrears. Dividends paid on shares of Series
A in an amount less than the total amount of such dividends at the time accumulated and payable on such shares shall be allocated pro rata among all such shares at the time outstanding.

     If there shall be outstanding shares of any other series of Preferred Stock of the Corporation ranking junior to or on a parity with Series A as to dividends, no full dividends shall be declared or paid or set apart for payment on any such other series for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for payment thereof is set apart for such payment on Series A for all dividend payment periods ending on or before the date of payment of such full cumulative dividends. When dividends are not paid in full or are in arrears on Series A and on any other series of Preferred Stock ranking on a parity as to dividends with Series A, all dividends declared upon all outstanding shares of Series A and shares of such other series of Preferred Stock shall be declared pro rata so that the amounts of dividends declared per share on Series A and such other Preferred Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series A and such other Preferred Stock to the date of such dividend payment bear to each other.

     Unless full cumulative dividends on all outstanding shares of Series A shall have been paid or declared and set apart for payment for all past dividend payment periods, (i) no dividends may be paid or declared and set apart for payment, or other distribution made (other than dividends or distributions in Common Stock or any other stock ranking junior to Series A) upon the Common Stock or on any other stock of the Corporation ranking junior to Series A, and
(ii) no Common Stock, or any other stock of the Corporation ranking as to dividends or upon liquidation junior to, or on a parity with, Series A, may be redeemed, purchased or otherwise acquired for any consideration (nor may any payment be made or made available for a sinking fund for the redemption of any shares of such stock) by the Corporation (except for conversion of such junior or parity stock into, or exchange of such junior or parity stock for, stock ranking junior to Series A as to dividends and upon liquidation).

     3.   Liquidation Rights.  In the event of any voluntary or involuntary
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liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A are entitled to receive out of the assets of the Corporation available for distribution to shareholders, before any distribution of assets is made to holders of Common Stock or of any other shares of stock of the

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Corporation ranking as to such a distribution junior to the shares of Series A, liquidating distributions in the amount of $100 per share plus accrued and unpaid dividends. After payment of such liquidating distributions, the holders of shares of Series A will not be entitled to any further participation in any distribution of assets of the Corporation. If, upon any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the amounts payable with respect to the liquidation preference of the Series A and any other shares of stock of the Corporation ranking as to any such distribution on a parity with the Series A are not paid in full, the holders of the Series A and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective distributable amounts to which they are entitled. Neither the sale of all or substantially all the property or business of the Corporation, nor the merger or consolidation of the Corporation into or with any other corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, of the Corporation.

     4.   Redemption at the Option of the Corporation. The Series A is
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redeemable at the option of the Corporation for cash at any time or from time to time, in whole or in part, on at least 10 but not more than 90 days' notice.
With respect to any such redemption at the option of the Corporation, shares of Series A will be redeemable at 110% of the stated value per share, or $110 per share, together in each case with accrued but unpaid dividends to the date of redemption.

     5.   Redemption at the Option of the Holder.  At any time after the third
          --------------------------------------
anniversary of the initial issuance of shares of Series A, any holder of Series A may tender all or part of his Series A for redemption at a price equal to 100% of stated value, or $100 per share, together with accrued but unpaid dividends to the date of redemption. All such tendered shares of Series A received by the Corporation on or before the thirtieth day prior to the sixth or any subsequent anniversary date of the initial issuance will be redeemed on such anniversary date, subject, however, to proration (rounded down to the nearest whole share) at the Corporation's election if more than twenty percent (20%) of the number of shares of Series A initially issued have been tendered for redemption during the twelve months ending on such thirtieth day prior to such anniversary date. The Corporation must redeem twenty percent (20%) of the number of shares of Series A initially issued and at its sole discretion may elect to redeem any greater percentage up to and including one hundred percent (100%) of all tendered shares.

     6.   Voting Rights.  The holders of the Series A will have no voting rights
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except as otherwise expressly required by applicable law.

     7.   Other Aspects. No holder of shares of Series A will have any
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preemptive or other rights to subscribe for any other shares or securities, or any conversion rights. Shares of Series A, when issued, shall be validly issued, fully paid and nonassessable. The shares of Series A shall not be subject to any mandatory redemption or sinking fund or other obligation of the Corporation to redeem or retire Series A, other than the obligation to redeem shares of Series A at the option of the holders thereof.

     The Series A shall rank prior to the Common Stock of the Corporation as to dividends and upon liquidation of the Corporation.

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Common Stock

     Subject to all of the rights of the Preferred Stock as expressly provided herein, by law or by the Board of Directors pursuant to this Article Two, the Common Stock of the Corporation shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges in the Corporation's Articles of Incorporation, including, but not limited to, the following rights and privileges:

     (a) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends;

     (b) the holders of Common Stock shall have the right to vote for the election of directors and on all other matters requiring stockholder action, each share being entitled to one vote; and

     (c) upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the net assets of the Corporation available for distribution shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.


                                 ARTICLE THREE
                          REGISTERED OFFICE AND AGENT

     The registered agent of the Corporation shall be John W. Collins at the Company's principal office indicated below.


                                 ARTICLE FOUR
                      MAILING ADDRESS OF PRINCIPAL OFFICE

     The mailing address of the principal office of the Corporation is 3150 Holcomb Bridge Road, Suite 200, Norcross, Georgia 30371.


                                 ARTICLE FIVE
                       LIMITATION ON DIRECTOR LIABILITY

     No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of the duty of care or any other duty as a director, except that such liability shall not be eliminated for:

     (a) any appropriation, in violation of the director's duties, of any business opportunity of the corporation;

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     (b)  acts or omissions that involve intentional misconduct or a knowing violation of law;

     (c) liability under Section 14-2-832 (or any successor provision or redesignation thereof) of the Georgia Business Corporation Code (the "Code"); and

     (d) any transaction from which the director derived an improper personal benefit.

     If at any time the Code shall have been amended to authorize the further elimination or limitation of the liability of a director, then the liability of each director of the corporation shall be eliminated or limited to the fullest extent permitted by the Code, as so amended, without further action by the shareholders, unless the provisions of the Code, as amended, require further action by the shareholders.

     Any repeal or modification of the foregoing provisions of this Article Five shall not adversely affect the elimination or limitation of liability or alleged liability pursuant hereto of any director of the corporation for or with respect to any alleged act or omission of the director occurring prior to such a repeal or modification.


                                  ARTICLE SIX
                         BOARD AND SHAREHOLDER ACTION
                       REQUIRED FOR CERTAIN TRANSACTIONS

     The affirmative vote of at least 66 2/3% of the directors is required for the following actions by the Corporation to be submitted to a vote of the shareholders:

     (a)  a sale of all or substantially all of the assets of the Corporation;
     (b)  a liquidation or dissolution of the Corporation;
     (c) the merger, consolidation or reorganization of the Corporation, unless the shareholders of the Corporation immediately prior to such transaction own at least a majority of the combined voting power of the Corporation resulting from such merger, consolidation or reorganization; or
     (d)  any increase in the number of directors above 12 directors;

provided, further, that the affirmative vote of the holders of 66 2/3% of the
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Common Stock is required for shareholder approval of any action outlined in the clauses above.


                                 ARTICLE SEVEN
                                   DIRECTORS

     The Corporation shall have not less than four nor more than 12 directors, and the number of directors shall be set by the Board of Directors as provided in the Company's bylaws. The Board of Directors shall be divided into three classes to be known as Class I,

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Class II, and Class III, which shall be as nearly equal in number as possible.
Except in the case of death, resignation, disqualification, or removal for cause, each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which the director was elected; provided, however, that each initial director in Class I
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shall hold office until the first annual meeting of shareholders after his election; each initial director in Class II shall hold office until the second annual meeting of shareholders after his election; and each initial director in Class III shall hold office until the third annual meeting of shareholders after his election. Despite the expiration of a director's term, such director shall continue to serve until his or her successor, if there is to be any, has been elected and has qualified. In the event of any increase or decrease in the authorized number of directors, the newly created or eliminated directorships resulting from such an increase or decrease shall be apportioned among the three classes of directors so that the three classes remain as nearly equal in size as possible; provided, however, that there shall be no classification of additional
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directors elected by the Board of Directors until the next meeting of shareholders called for the purposes of electing directors, at which meeting the terms of all such additional directors shall expire, and such additional directors positions, if they are to be continued, shall be apportioned among the classes of directors and nominees therefor shall be submitted to the shareholders for their vote.

     In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Corporation, the Board of Directors, committees of the Board of Directors, and individual directors, in addition to considering the effects of any action on the Corporation or its shareholders, may consider the interests of the employees, customers, suppliers and creditors of the Corporation and its subsidiaries, the communities in which offices or other establishments of the Corporation and its subsidiaries are located, and all other factors such directors consider pertinent. This provision solely grants discretionary authority to the directors and shall not be deemed to provide to any other constituency any right to be considered.

     These Amended and Restated Articles of Incorporation were duly approved by the Board of Directors, on January 16, 1998 and by the shareholders in accordance with Section 14-2-1003 of the Georgia Business Corporation Code.

     IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be executed and attested by its duly authorized officer on January 30, 1998.


                                     /s/ John W. Collins
                                   -------------------------------------------
                                   John W. Collins
                                   Chief Executive Officer

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